EXHIBIT 99.1

CONSENT OF MICHAEL CORTNEY
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-1 of UCP, Inc., a Delaware corporation (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the Company upon completion of the initial public offering of the Company's common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: May 21, 2013

/s/ Michael Cortney
MICHAEL CORTNEY